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Exhibit 10.1

April 24, 2002

Mr. Jerry Johnson
Chief Financial Officer
 EV3 Inc.
1861 Buerkle Road
White Bear Lake, MN 55110-5246

Re: ev3 lnc./Nathan Lane Technology Center

Dear Jerry:

        Pursuant to paragraph 1A of the Lease between Liberty Property Limited Partnership and ev3 Inc., it is agreed that your architect, Pope and Associates, shall verify the square footage of the premises.

        In the event there is a discrepancy in square footage, it is agreed that Landlord's architect, WCL Associates Inc., and Tenant's architect, Pope and Associates, shall mutually agree to the square footage of the premises to be incorporated into paragraph 1A. The Landlord shall prepare an Amendment and upon full execution shall govern the Lease throughout the term.

        Please acknowledge your agreement by counter signature and return one original to my attention.

Yours very truly,
Thomas G. Shaver Vice President
Accepted and Agreed to by:
ev3 Inc,
By:	/s/ JERRY JOHNSON
Its:	CFO
Date:	4/25/02

LEASE AGREEMENT
(Multi-Tenant Industrial)

        THIS LEASE AGREEMENT is made by and between LIIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership ("LANDLORD") with its address at 10400 Viking Drive, Suite 130, Eden Prairie, Minnesota 55344, and ev3 INC., a Delaware corporation, ("TENANT") with its address at 4600 Nathan Lane, Plymouth, Minnesota 55442 and is dated as of the date on which this lease has been fully executed by Landlord and Tenant.

1.     Summary of Terms and Certain Definitions.

(a)	"PREMISES": Rentable square feet: 63,891 (Section 2) Suite: 200
(b)	"BUILDING": Approximate rentable square feet: 85,528
	(§2)	Address:	Nathan Lane Technology Center 4600 Nathan Lane Plymouth, Minnesota
(c)	"TERM": Eighty-four (84) months plus any partial month from the Commencement Date until the first day of the first full calendar month during the Term (§5)
    (i)
    "COMMENCEMENT DATE": November 1, 2002

    (ii)
    "EXPIRATION DATE": See Section 5

(d)	Minimum Rent (§6) & Operating Expenses (§7)
    (i)
    "MINIMUM ANNUAL RENT": $554,573.88 (Five Hundred Fifty-four Thousand Five Hundred Seventy-three and 88/100 Dollars), payable in monthly installments of $46,214.49 (Forty-six Thousand Two Hundred Fourteen and 49/100 Dollars) based on $8.68 per square foot, increased as follows:

Lease Year	Annual	Monthly
2	$554,573.88	$46,214.49
3	576,935.76	48,077.98
4	576,935.76	48,077.98
5	605,686.68	50,473.89
6	605,686.68	50,473.89
7	635,715.48	52,976.29
    (ii)
    Estimated "ANNUAL OPERATING EXPENSES": $123,948.60 (One Hundred Twenty-three Thousand Nine Hundred Forty-eight and 60/100 Dollars), payable in monthly installments of $10,329.05 (Ten Thousand Three Hundred Twenty-nine and 05/100) (based on estimated 2002 operating expenses of $1.94 per square foot), subject to adjustment (§7(a))

(e)	"PROPORTIONATE SHARE" (§7(a)): 74.7% (Ratio of approximate rentable square feet in the Premises to approximate rentable square feet in the Building)
(f)	"USE" (§4): general office purposes, production and manufacturing, research, warehousing and related activities
(g)	"SECURITY DEPOSIT": $600,000 letter of credit
(h)
CONTENTS: This lease consists of the Index, pages 1 through 11 containing Sections 1 through 28 and the following, all of which are attached hereto and made a part of this lease:
Rider with Sections 29-42

Exhibits:	"A" Plan showing Premises "B"—Commencement Certificate Form "C"—Building Rules	"D"—Estoppel Certificate Form "E"—Exclusions from Operating Expenses

2.     Premises.    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as shown on attached Exhibit "A" within the Building (the Building and the lot on which it is located, the "PROPERTY"), together with the non-exclusive right with Landlord and other occupants of the Building to use all areas and facilities provided by Landlord for the use of all tenants in the Property including any driveways, sidewalks and parking, loading and landscaped areas (the "COMMON AREAS").

3.     Acceptance of Premises.    Tenant has examined and knows the condition of the Property, the zoning, streets, sidewalks, parking areas, curbs and access ways adjoining it, visible easements, any surface conditions and the present uses, and Tenant accepts them in the condition in which they now are, without relying on any representation, covenant or warranty by Landlord. Tenant and its agents shall have the right, at Tenant's own risk, expense and responsibility, at all reasonable times prior to the Commencement Date, to enter the Premises for the purpose of taking measurements and installing its furnishings and equipment; provided that the Premises are vacant and Tenant obtains Landlord's prior written consent.

4.     Use; Compliance.

        (a)    Permitted Use.    Tenant shall occupy and use the Premises for and only for the Use specified in Section 1(f) above and in such a manner as is lawful, reputable and will not create any nuisance or otherwise interfere with any other tenant's normal operations or the management of the Building. Without limiting the foregoing, such Use shall exclude any use that would cause the Premises or the Property to be deemed a "place of public accommodation" under the Americans with Disabilities Act (the "ADA") as further described in the Building Rules (defined below). All Common Areas shall be subject to Landlord's exclusive control and management at all times. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises nor for any use that would interfere with any other person's use of any portion of the Property outside of the Premises.

        (b)    Compliance.    Landlord represents that, as of the date of this lease, there is no action required with respect to the Premises or Common Areas under any laws (including Title III of the ADA), ordinances, notices, orders, rules, regulations and requirements applicable to the Premises or to the Common Areas. From and after the Commencement Date, Tenant shall comply promptly, at its sole expense, (including making any alterations or improvements) with all laws (including the ADA), ordinances, notices, orders, rules, regulations and requirements regulating the Property during the Term which impose any duty upon Landlord or Tenant with respect to Tenant's use, occupancy or alteration of, or Tenant's installations in or upon, the Property including the Premises, (as the same may be amended, the "LAWS AND REQUIREMENTS") and the building rules attached as Exhibit "C", as amended by Landlord from time to time (the "BUILDING RULES"). Provided, however, that Tenant shall not be required to comply with the Laws and Requirements with respect to the footings, foundations, structural steel columns and girders forming a part of the Property unless the need for such compliance arises out of Tenant's use, occupancy or alteration of the Property, or by any act or omission of Tenant or any employees, agents, contractors, licensees or invitees ("AGENTS") of Tenant. With respect to Tenant's obligations as to the Property, other than the Premises, at Landlord's option and at Tenant's expense, Landlord may comply with any repair, replacement or other construction requirements of the Laws and Requirements and Tenant shall pay to Landlord all costs thereof as additional rent.

        (c)    Environmental.    Tenant shall comply, at its sole expense, with all Laws and Requirements as set forth above, all manufacturers' instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter (the "RESTRICTED ACTIVITIES"). Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information prepared by manufacturers, importers or suppliers of any chemical and all notices, filings, permits and any other written communications from or to Tenant and any entity regulating any Restricted Activities.

        (d)    Notice.    If at any time during or after the Term, Tenant becomes aware of any inquiry, investigation or proceeding regarding the Restricted Activities or becomes aware of any claims, actions or investigations regarding the ADA, Tenant shall give Landlord written notice, within 5 days after first learning thereof, providing all available information and copies of any notices.

5.     Term.    The Term of this lease shall commence on the Commencement Date and shall end at 11:59 p.m. on the last day of the Term (the "EXPIRATION DATE"), without the necessity for notice from either party, unless sooner terminated in accordance with the terms hereof. At Landlord's request, Tenant shall confirm the Commencement Date and Expiration Date by executing a lease commencement certificate in the form attached as Exhibit "B".

6.     Minimum Annual Rent.    Tenant agrees to pay to Landlord the Minimum Annual Rent in equal monthly installments in the amount set forth in Section 1(d) (as increased at the beginning of each lease year as set forth in Section 1(d)), in advance, on the first day of each calendar month during the Term, without notice, demand or setoff, at Landlord's address designated at the beginning of this lease unless Landlord designates otherwise; provided that rent for the first full month shall be paid at the signing of this lease. If the Commencement Date falls on a day other than the first day of a calendar month, the rent shall be apportioned pro rata on a per diem basis for the period from the Commencement Date until the first day of the following calendar month and shall be paid on or before the Commencement Date. As used in this lease, the term "lease year" means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first lease year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12 month period thereafter during the Term.

7.     Operation of Property; Payment of Expenses.

        (a)    Payment of Operating Expenses.    Tenant shall pay to Landlord the Annual Operating Expenses in equal monthly installments in the amount set forth in Section 1(d) (prorated for any partial month), from the Commencement Date and continuing throughout the Term on the first day of each calendar month during the Term, as additional rent, without notice, demand or setoff; provided that the monthly installment for the first full month shall be paid at the signing of this lease. Landlord shall apply such payments to the operating expenses owed to Landlord by Tenant pursuant to the following Sections 7(b)-(f). The amount of the Annual Operating Expenses set forth in Section 1(d) represents Tenant's Proportionate Share of the estimated operating expenses during the first calendar year of the Term on an annualized basis; from time to time Landlord may adjust such estimated amount if the estimated operating expenses increase. By April 30th of each year (and as soon as practical after the expiration or termination of this lease or at any time in the event of a sale of the Property), Landlord shall provide Tenant with a statement of the actual amount of such expenses for the preceding calendar year or part thereof. Landlord or Tenant shall pay to the other the amount of any deficiency or overpayment then due from one to the other or, at Landlord's option, Landlord may credit Tenant's account for any overpayment. Tenant's obligation to pay the Annual Operating Expenses pursuant to this Section 7 shall survive the expiration or termination of this lease.

        (b)    Taxes and Other Impositions.    Tenant shall pay prior to delinquency all levies, taxes (including sales taxes and gross receipt taxes), assessments, liens, license and permit fees, which are applicable to the Term, and which are imposed by any authority or under any law, ordinance or regulation thereof, or pursuant to any recorded covenants or agreements, and the reasonable cost of contesting any of the foregoing (the "IMPOSITIONS") upon or with respect to the Premises, or any improvements thereto, or directly upon this lease on the Rent (defined in Section 7(f)) or amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord's estate or interest herein. Additionally, Tenant shall pay as aforesaid its Proportionate Share of any Imposition which is not imposed upon the Premises as a separate entity but which is imposed upon all or part of the Property or upon the leases or rents relating to the Property.

          (i)    Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any Imposition or an increase in any Imposition.

          (ii)   If it shall not be lawful for Tenant to reimburse Landlord for any of the Impositions, the Minimum Annual Rent shall be increased by the amount of the portion of such Imposition allocable to Tenant, unless prohibited by law.

        (c)    Insurance.

          (i)    Property.    Landlord shall keep in effect, and Tenant shall pay to Landlord its Proportionate Share of the cost of, insurance against loss or damage to the Building or the Property by fire and such other casualties as may be included within fire, extended coverage and special form insurance covering the full replacement cost of the Building (but excluding coverage of Tenant's personal property in, and any alterations by Tenant to, the Premises), and such other insurance as Landlord may reasonably deem appropriate or as may be required from time-to-time by any mortgagee.

          (ii)    Liability.    Tenant, at its own expense, shall keep in effect comprehensive general public liability insurance with respect to the Premises and the Property, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage as reasonably may be required by Landlord from time-to-time, but not less than a combined single limit of $1,000,000 per occurrence and a general aggregate limit of not less than $3,000,000 (which aggregate limit shall apply separately to each of Tenant's locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder. The policy of comprehensive general public liability insurance also shall name Landlord and Landlord's agent as insured parties with respect to the Premises, shall be written on an "occurrence" basis and not on a "claims made" basis, shall provide that it is primary with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord and shall be issued in form satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Property is located and which has at all times during the Term a rating of no less than A VII in the most current edition of Best's Insurance Reports. Tenant shall deliver to Landlord on or before the

Commencement Date, and subsequently renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.

          (iii)    Waiver of Subrogation.    Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers' right of subrogation against the other party. If such a waiver should be unobtainable or unenforceable, then such policies of insurance shall state expressly that such policies shall not be invalidated if, before a casualty, the insured waives the right of recovery against any party responsible for a casualty covered by the policy.

          (iv)    Increase of Premiums.    Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord's insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional rent promptly upon being billed.

        (d)    Repairs and Maintenance; Common Areas; Building Management.    Except as specifically otherwise provided in this Section (d), Tenant at its sole expense shall maintain the Premises in good order and condition, promptly make all repairs necessary to maintain such condition, and repair any damage to the Premises caused by Tenant or its Agents. All repairs made by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. When used in this Section (d), the term "repairs" shall include replacements and renewals when necessary.

          (i)    Landlord, at its sole expense, shall make all necessary repairs to the footings, foundations, structural steel columns and girders forming a part of the Premises, provided that Landlord shall have no responsibility to make any repair until Landlord receives written notice of the need for such repair.

          (ii)   Landlord, at Tenant's sole expense, shall maintain and repair the HVAC systems appurtenant to the Premises.

          (iii) Landlord shall make all necessary repairs to the roof, exterior portions of the Premises and the Building, utility and communications lines, equipment and facilities in the Building, which serve more than one tenant, and to the Common Areas, the cost of which shall be an operating expense of which Tenant shall pay its Proportionate Share, provided that Landlord shall have no responsibility to make any repair until Landlord receives written notice of the need for such repair. Landlord shall operate and manage the Property and shall maintain all Common Areas and any paved areas appurtenant to the Property in a clean and orderly condition. Landlord reserves the right to make alterations to the Common Areas from time to time. Operating expenses also shall include (A) all sums expended by Landlord for the supervision, maintenance, repair, replacement and operation of the Common Areas (including the costs of utility services), (B) any costs of building improvements made by Landlord to the Property that are required by any governmental authority or for the purpose of reducing operating expenses and (C) a management and administrative fee applicable to the overall operation of the Property.

          (iv)  Notwithstanding anything herein to the contrary, repairs and replacements to the Property including the Premises made necessary by Tenant's use, occupancy or alteration of, or Tenant's installation in or upon the Property or by any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord. Tenant shall not bear the expense of any repairs or replacements to the Property arising out of or caused by any other tenant's use, occupancy or alteration of, or any other tenant's installation in or upon, the Property or by any act or omission of any other tenant or any other tenant's Agents.

        (e)    Utility Charges.    Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to or consumed in or on the Premises. Landlord shall not be responsible or liable for any interruption in utility service, nor shall such interruption affect the continuation or validity of this lease.

        (f)    Net lease.    Except for the obligations of Landlord expressly set forth herein, this lease is a "triple net lease" and Landlord shall receive the Minimum Annual Rent as net income from the Premises, not diminished by any expenses other than payments under any mortgages, and Landlord is not and shall not be required to render any services of any kind to Tenant. The term "RENT" as used in this lease means the Minimum Annual Rent, Annual Operating Expenses and any other additional rent or sums payable by Tenant to Landlord pursuant to this lease, all of which shall be deemed rent for purposes of Landlord's rights and remedies with respect thereto. Tenant shall pay all Rent to Landlord within 30 days after Tenant is billed, unless otherwise provided in this lease, and interest shall accrue on all sums due but unpaid.

8.     Signs.    Except for signs which are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Property without the prior written consent of Landlord. All signs installed by Tenant shall be maintained by Tenant in good condition and Tenant shall remove all such signs at the termination of this lease and shall repair any damage caused by such installation, existence or removal.

9.     Alterations and Fixtures.

          (a)   Subject to Section 10, Tenant shall have the right to install its trade fixtures in the Premises, provided that no such installation or removal thereof shall affect any structural portion of the Property nor any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant. At the expiration or termination of this lease and at the option of Landlord or Tenant, Tenant shall remove such installation(s) and, in the event of such removal, Tenant shall repair any damage caused by such installation or removal; if Tenant, with Landlord's written consent, elects not to remove such installation(s) at the expiration or termination of this lease, all such installations shall remain on the Property and become the property of Landlord without payment by Landlord.

          (b)   Except for non-structural changes which do not exceed $5000 in the aggregate. Tenant shall not make or permit to be made any alterations to the Premises without Landlord's prior written consent. Tenant shall pay the costs of any required architectural/engineering reviews. In making any alterations, (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant's contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord's agent as additional insureds, at least 10 days prior to commencement thereof, (ii) such alterations shall not impair the structural strength of the Building or any other improvements or reduce the value of the Property or affect any utility lines, communications lines, equipment or facilities in the Building serving any tenant other than Tenant, (iii) Tenant shall comply with Section 10 and (iv) the occupants of the Building and of any adjoining property shall not be disturbed thereby. All alterations to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this lease; at that time all such alterations shall remain on the Property and become the property of Landlord without payment by Landlord unless Landlord gives written notice to Tenant to remove the same, in which event Tenant will remove such alterations and repair any resulting damage. At Tenant's request prior to Tenant making any alterations, Landlord shall notify Tenant in writing, whether Tenant is required to remove such alterations at the expiration or termination of this lease.

10.   Mechanics' Liens.    Tenant shall pay promptly any contractors and materialmen who supply labor, work or materials to Tenant at the Property and shall take all steps permitted by law in order to avoid the imposition of any mechanic's lien upon all or any portion of the Property. Should any such lien or notice of lien be filed for work performed for Tenant other than by Landlord, Tenant shall bond against or discharge the same within 5 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. Nothing in this lease is intended to authorize Tenant to do or cause any work to be done or materials to be supplied for the account of Landlord, all of the same to be solely for Tenant's account and at Tenant's risk and expense. Throughout this lease the term "mechanic's lien" is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of, interest in or income from the Property on account of any mechanic's, laborer's, materialman's or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer and shall include any mechanic's notice of intention to file a lien given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person claiming to be entitled to any mechanic's lien.

11.   Landlord's Right of Entry.    Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in the event of an emergency) for the purpose of inspection, maintenance or making repairs, alterations or additions as well as to exhibit the Premises for the purpose of sale or mortgage and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising the foregoing rights, but shall not be liable for any loss of occupation or quiet enjoyment thereby occasioned.

12.   Damage by Fire or Other Casualty.

          (a)   If the Premises or Building shall be damaged or destroyed by fire or other casualty, Tenant promptly shall notify Landlord and Landlord, subject to the conditions set forth in this Section 12, shall repair such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures or alterations installed by Tenant. Landlord shall notify Tenant in writing, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this lease effective as of the date of casualty by giving written notice to the other within 10 days after Landlord's notice. Further, if a casualty occurs during in last 12 months of the Term or any extension thereof, Landlord may cancel this lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.

          (b)   Landlord shall maintain a 12 month rental coverage endorsement or other comparable form of coverage as part of its fire, extended coverage and special form insurance. Tenant will receive an abatement of its Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as determined by the carrier providing the rental coverage endorsement.

13.   Condemnation.

        (a)    Termination.    If (i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-public use, (ii) any part of the Premises is so taken and the remainder thereof is insufficient for the reasonable operation of Tenant's business or (iii) any of the Property is so taken, and, in Landlord's opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Property, then this lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.

        (b)    Partial Taking.    If there is a condemnation and this lease has not been terminated pursuant to this Section, (i) Landlord shall restore the Building and the improvements which are a part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Minimum Annual Rent according to the rental value of the Premises before and after the date upon which the condemnor took possession and/or the date Landlord completes such restoration.

        (c)    Award.    In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord. Except as aforesaid and except as set forth in (d) below, Tenant hereby assigns all claims against the condemnor to Landlord.

        (d)    Temporary Taking.    No temporary taking of the Premises shall terminate this lease or give Tenant any right to any rental abatement. Such a temporary taking will be treated as if Tenant had sublet the Premises to the condemnor and had assigned the proceeds of the subletting to Landlord to be applied on account of Tenant's obligations hereunder. Any award for such a temporary taking during the Term shall be applied first, to Landlord's costs of collection and, second, on account of sums owing by Tenant hereunder, and if such amounts applied on account of sums owing by Tenant hereunder should exceed the entire amount owing by Tenant for the remainder of the Term, the excess will be paid to Tenant.

14.   Non-Abatement of Rent.    Except as otherwise expressly provided as to damage by fire or other casualty in Section 12(b) and as to condemnation in Section 13(b), there shall be no abatement or reduction of the Rent for any cause whatsoever, and thus lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.

15.   Indemnification of Landlord.    Subject to Sections 7(c)(iii) and 16, Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and approved by Landlord and its Agents. Tenant's obligations pursuant to this Section 15 shall survive the expiration or termination of this lease.

16.   Waiver of Claims.    Landlord and Tenant each hereby waives all claims for recovery against the other for any loss or damage which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, that such waiver by Landlord shall not be effective with respect to any liability of Tenant described in Sections 4(c) and 7(d)(iv).

17.   Quiet Enjoyment.    Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this lease.

18.   Assignment and Subletting.

        (a)    Limitation.    Tenant shall not transfer this lease, voluntarily or by operation of law, without the prior written consent of Landlord which shall not be withheld unreasonably. However, Landlord's consent shall not be required in the event of any transfer by Tenant to an affiliate of Tenant which if at least as creditworthy as Tenant as of the data of this lease and provided Tenant delivers to Landlord the instrument described in Section (c)(iii) below, together with a certification of such creditworthiness by Tenant and such affiliate. Any transfer not in conformity with this Section 18 shall be void at the option of Landlord, and Landlord may exercise any or all of its rights under Section 23. A consent to one transfer shall not be deemed to be a consent to any subsequent transfer. "Transfer" shall include any sublease, assignment, license or concession agreement, change in ownership or control of Tenant, mortgage or hypothecation of this lease or Tenant's interest therein or in all or a portion of the Premises.

        (b)    Offer to Landlord.    Tenant acknowledges that the terms of this lease, including the Minimum Annual Rent, have been based on the understanding that Tenant physically shall occupy the Premises for the entire Term. Therefore, upon Tenant's request to transfer all or a portion of the Premises, at the option of Landlord, Tenant and Landlord shall execute an amendment to this lease removing such space from the Premises, Tenant shall be relieved of any liability with respect to such space and Landlord shall have the right to lease such space to any party, including Tenant's proposed transferee.

        (c)    Conditions.    Notwithstanding the above, the following shall apply to any transfer, with or without Landlord's consent:

          (i)    As of the date of any transfer, Tenant shall not be in default under this lease nor shall any act or omission have occurred which would constitute a default with the giving of notice and/or the passage of time.

          (ii)   No transfer shall relieve Tenant of its obligation to pay the Rent and to perform all its other obligations hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this lease or to be a consent to any transfer.

          (iii) Each transfer shall be by a written instrument in form and substance satisfactory to Landlord which shall (A) include an assumption of liability by any transferee of all Tenant's obligations and the transferee's ratification of and agreement to be bound by all the provisions of this lease, (B) afford Landlord the right of direct action against the transferee pursuant to the same remedies as are available to Landlord against Tenant and (C) be executed by Tenant and the transferee.

          (iv)  Tenant shall pay, within 10 days of receipt of an invoice which shall be no less than $250. Landlord's reasonable attorneys' fees and costs in connection with the review, processing and documentation of any transfer for which Landlord's consent is requested.

19.   Subordination; Mortgagee's Rights.

        (a)   This lease shall be subordinate to any first mortgage or other primary encumbrance now or hereafter affecting the Premises. Although the subordination is self-operative, within 10 days after written request, Tenant shall execute and deliver any further instruments confirming such subordination of this lease and any further instruments of attornment that may be desired by any such mortgagee or Landlord. However, any mortgagee may at any time subordinate its mortgage to this lease, without Tenant's consent, by giving written notice to Tenant, and thereupon this lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery; provided, however, that such subordination shall not affect any mortgagee's right to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this lease.

        (b)   It is understood and agreed that any mortgagee shall not be liable to Tenant for any funds paid by Tenant to Landlord unless such funds actually have been transferred to such mortgagee by Landlord.

        (c)   Notwithstanding the provisions of Sections 12 and 13 above, Landlord's obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of Landlord's first mortgagee.

20.   Recording; Tenant's Certificate.    Tenant shall not record this lease or a memorandum thereof without Landlord's prior written consent. Within 10 days after Landlord's written request from time to time:

        (a)   Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying the Commencement Date and Expiration Date of this lease, that this lease is in full force and effect and has not been modified and otherwise as set forth in the form of estoppel certificate attached as Exhibit "D" or with such modifications as may be necessary to reflect accurately the stated facts and/or such other certifications as may be requested by a mortgagee or purchaser. Tenant understands that its failure to execute such documents may cause Landlord serious financial damage by causing the failure of a financing or sale transaction.

        (b)   Tenant shall furnish to Landlord, Landlord's mortgagee, prospective mortgagee or purchaser reasonably requested financial information.

21.   Surrender; Abandoned Property.

        (a)   Subject to the terms of Sections 9(b), 12(a) and 13(b), at the expiration or termination of this lease. Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept throughout the Term, the Premises and all improvements thereto, and all fixtures and equipment servicing the Building, ordinary wear and tear excepted.

        (b)   Upon or prior to the expiration or termination of this lease, Tenant shall remove any personal property from the Property. Any personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant's expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this lease.

        (c)   If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this lease or any renewal thereof, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this lease, except that the monthly installment of the Minimum Annual Rent during such continued occupancy shall be double the amount applicable to the last month of the Term. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord's prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.

22.   Curing Tenant's Defaults.    If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after written notice (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord's incurring such costs, which sums and costs together with interest shall be deemed additional rent.

23.   Defaults—Remedies.

        (a)    Defaults.    It shall be an event of default:

          (i)    If Tenant does not pay in full when due any and all Rent;

          (ii)   If Tenant fails to observe and perform or otherwise breaches any other provision of this lease;

          (iii) If Tenant abandons the Premises, which shall be conclusively presumed if the Premises remain unoccupied for more than 10 consecutive days, or removes or attempts to remove Tenant's goods or property other than in the ordinary course of business; or

          (iv)  If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant's assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided, however, that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than 60 consecutive days.

        (b)    Remedies.    Then, and in any such event, Landlord shall have the following rights:

          (i)    To charge a late payment fee equal to the greater of $100 or 5% of any amount owed to Landlord pursuant to this lease which is not paid within 3 days after the due date.

          (ii)   To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may, at Landlord's option, make alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant's account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting, without termination of this lease, Landlord may at any time thereafter elect to terminate this lease for such previous breach.

          (iii) To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable.

          (iv)  To terminate this lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

        (c)    Grace Period.    Notwithstanding anything hereinabove stated, neither party will exercise any available right because of any default of the other, except those remedies contained in subsection (b)(i) of this Section, unless such party shall have first given 10 days written notice thereof to the defaulting party, and the defaulting party shall have failed to cure the default within such period: provided, however, that:

          (i)    No such notice shall be required if Tenant fails to comply with the provisions of Sections 10 or 20(a), in the case of emergency as set forth in Section 22 or in the event of any default enumerated in subsections (a)(iii) and (iv) of this Section.

          (ii)   Landlord shall not be required to give such 10 days notice more than 2 times during any 12 month period.

          (iii) If the default consists of something other than the failure to pay money which cannot reasonably be cured within 10 days, neither party will exercise any right if the defaulting party begins to cure the default within the 10 days and continues actively and diligently in good faith to completely cure said default.

          (iv)  Tenant agrees that any notice given by Landlord pursuant to this Section which is served in compliance with Section 27 shall be adequate notice for the purpose of Landlord's exercise of any available remedies.

        (d)    Non-Waiver; Non-Exclusive.    No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant's default shall not constitute a waiver of Landlord's right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of Rent due, or Landlord's right to pursue any other available remedy.

        (e)    Costs and Attorneys' Fees.    If either party commences an action against the other party arising out of or in connection with this lease, the prevailing party shall be entitled to have and recover from the losing party attorneys' fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

24.   Representations of Tenant.    Tenant represents to Landlord and agrees that:

        (a)   The word "Tenant" as used herein includes the Tenant named above as well as its successors and assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this lease as Tenant. Each and every of the persons named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant immediate or remote, unless Tenant has complied with the terms of Section 18 and the assignment to such assignee is permitted or has been approved in writing by Landlord. Any notice required or permitted by the terms of this lease may be given by or to any one of the persons named above at Tenant, and shall have the same force and effect as if given by or to all thereof.

        (b)   If Tenant is a corporation, partnership or any other form of business association or entity, Tenant is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide

Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this lease at the time of such execution.

25.   Liability of Landlord.    The word "Landlord" as used herein includes the Landlord named above as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant's Security Deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to Landlord's successor in interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this lease or the Premises, and if Landlord is in breach or default with respect to Landlord's obligations under this lease or otherwise, Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of Tenant's claims. Notwithstanding the foregoing, no mortgagee or ground lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be (a) liable for any previous act or omission of a prior landlord, (b) subject to any rental offsets or defenses against a prior landlord or (c) bound by any amendment of this lease made without its written consent, or by payment by Tenant of Minimum Annual Rent in advance in excess of one monthly installment.

26.   Interpretation; Definitions.

        (a)    Captions.    The Captions in this lease are for convenience only and are not part of this lease and do not in any way define, limit, describe or amplify the terms and provisions of this lease or the scope or intent thereof.

        (b)    Entire Agreement.    This lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent in the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. This lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word "including" followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. Both parties having participated fully and equally in the negotiation and preparation of this lease, this lease shall not be more strictly construed, nor any ambiguities in this lease resolved, against either Landlord or Tenant.

        (c)    Covenants.    Each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this lease unless otherwise expressly provided. All of the terms and conditions set forth in this lease shall apply throughout the Term unless otherwise expressly set forth herein.

        (d)    Interest.    Wherever interest is required to be paid hereunder, such interest shall be at the highest rate permitted under law but not in excess of 15% per annum.

        (e)    Severability; Governing Law.    If any provisions of this lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

        (f)    "Mortgage" and "Mortgagee."    The word "mortgage" as used herein includes any lien or encumbrance on the Premises or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord's interest is or becomes a leasehold estate. The word "mortgage" as used herein includes the holder of any mortgage, including any ground lessor if Landlord's interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

        (g)    "Person."    The word "person" is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.

        (h)    Proportionate Share.    At any time or times, upon request of Landlord or of any tenant of the Building, the method for allocating Tenant's Proportionate Share of any impositions, cost, charge, rent, expense or payment then or thereafter payable shall be redetermined by an independent qualified expert. The cost of such redetermination shall be borne by the tenants of the Building in the same proportion as that determined by such expert for reallocation of said relevant sum; except that if such redetermination is requested by a tenant, the cost thereof shall be borne entirely by such tenant if the proportionate share of said relevant sum allocable to such tenant as the result of such redetermination shall not vary by at least 5% from the amount which would have been allocable to such tenant in accordance with the percentage based on square foot area.

27.   Notices.    Any notice or other communication under this lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified at the beginning of this lease, except that after the Commencement Date Tenant's address shall be at the Premises, (or to such other address as either may designate by notice to the other) with a copy to any mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed received on the day of actual receipt by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord's attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.

28.   Security Deposit.    At the time of signing this lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this lease. Tenant shall not be entitled to any interest whatever on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default hereunder or to compensate Landlord for any loss or damage it may suffer by reason of Tenant's default under this lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after written demand therefor, Tenant shall pay Landlord cash in amount equal to that portion of the Security Deposit used by Landlord. If Tenant shall comply fully and faithfully with all of the provisions of this lease, the Security Deposit shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord.

        IN WITNESS WHEREOF, and in consideration of the mutual entry into this lease and for other good and valuable consideration, and intending to be legally bound, Landlord and Tenant have executed this lease.

Date signed:		Landlord: LIBERTY PROPERTY LIMITED PARTNERSHIP

		By:	Liberty Property Trust, Sole General Partner
By:

				Name:	Robert L. Kial
				Title:	Senior Vice President Regional Director
Date signed:		Tenant:
4/24/02		/s/ JERRY JOHNSON
Attest:
/s/ L. CECILY HINES		By:	/s/ JERRY JOHNSON
Name:	L. Cecily Hines		Name:
Title:	V.P. and Gen. Counsel		Title:	C.F.O.

RIDER

        This Rider is attached to and made a part of that certain Lease dated of even date herewith by and between Liberty Property Limited Partnership, a Pennsylvania limited partnership, as Landlord, and ev3 Inc., a Delaware corporation, as Tenant. In the event of any conflict between the terms of this Rider and the terms of the Lease to which this Rider is attached, the terms of this Rider shall control.

29.   Tenant Improvements; Tenant Allowance.

        (a)    Completion by Landlord.    Tenant will promptly provide Landlord space plans for the initial tenant improvements ("Tenant Improvements") prepared by Tenant's architect (the "Fit Plan") for Landlord's review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Promptly after approval of the Fit Plan, Tenant will provide Landlord with complete construction drawings and specifications for the Tenant Improvements. The construction drawings and specifications shall be consistent with the approved Fit Plan. Within 10 business days after its receipt of the respective construction drawings and specifications, Landlord shall notify Tenant of its approval or disapproval thereof (which approval shall not be unreasonably withheld), and if Landlord disapproves thereof, the revisions that Landlord requires in order to obtain such approval. It is agreed that Landlord will not object to construction drawings and specifications to the extent that they conform to the approved Fit Plan. As promptly as reasonably possible thereafter, but no later than 3 business days after Landlord's response, Tenant shall submit to Landlord modified construction drawings incorporating appropriate revisions. Upon approval of the final construction drawings and specifications, Landlord's and Tenant's authorized representatives shall each evidence such approval by initialing the top of each sheet of the approved construction drawings and specifications. The approved construction drawings and specifications are herein termed the "Tenant Improvement Plans". Landlord agrees to complete construction of the Tenant Improvements at Tenant's sole expense equal to the aggregate of all costs, expenses and fees incurred by or on behalf of Landlord in connection therewith (the "Tenant's Cost"), including without limitation (i) architectural, engineering and design costs, (ii) the cost charged to Landlord by Landlord's general contractor and all subcontractors for performing such construction, (iii) the cost (which shall be approved in writing by Tenant) to Landlord of performing directly any portion of such construction, and (iv) an administrative and construction management fee for Landlord's supervision of such construction in an amount equal to one and one-half percent (1.5%) of the aggregate costs incurred by or on behalf of Landlord under the construction contract(s) entered into by Landlord in connection with such construction (exclusive of general conditions or contractor's fee). Landlord agrees to credit Tenant with an allowance equal to the lesser of the Tenant's Cost or $1,405,602 (the "Tenant Allowance"). Tenant agrees to pay to Landlord, within ten (10) days of being billed therefor, the excess (if any) of the Tenant's Cost above the Tenant Allowance. In the event the budget for the Tenant's cost is estimated to exceed 125% of the Tenant Allowance, Tenant will deposit such excess amount with Landlord to be disbursed to Landlord's general contractor.

        Landlord shall cause the Tenant Improvement Plans to be bid to not less than 3 general contractors. Each bidder will be required to submit an "all-in" price for the Tenant Improvements to be constructed in accordance with the Tenant Improvement Plans. The bids shall be in "open book" format, subject to review, audit and approval by Tenant. Landlord shall enter into a fixed fee plus cost of work contract with the contractor ("Contractor") selected by Tenant.

        Landlord shall cause the Contractor to complete the Tenant Improvements with reasonable diligence. If the Tenant Improvements are not timely completed solely because of (i) a delay caused by Landlord's failure to perform its obligations hereunder or (ii) a delay resulting from strike, floods, fire, tornado, earthquake or other casualties or natural disasters, war or national emergency, governmental restrictions and limitations or any cause similar to the foregoing, then the Commencement Date shall be extended one day for each day of resulting delay. The Commencement Date shall not be extended for any other reason, including any delay in the completion of the Tenant Improvements caused by Tenant.

        (b)    Acceptance of Premises.    Section 3 of the lease is deleted and restated as follows:

          Landlord warrants and represents that the Building, Premises, building systems and Common Areas (i) meet the requirements of and comply with all applicable Laws and Requirements, including without limitation, the Americans With Disabilities Act of 1990 (as amended), all life safety codes, and any similar law, rule, or regulation relating to access by disabled persons to the Building, Premises, building systems and Common Areas, and, subject to Section 4(b) of the lease, will be kept in compliance with all future Laws and Requirements and (ii) are seismically and otherwise sound and in good, workable and sanitary order, condition, and repair at the time of delivery of the Premises to Tenant. Subject to Section 4(b), if the Building, building systems and Common Areas, including, without limitation, the restrooms, is/are determined not to be in compliance with Laws and Requirements, Landlord shall be solely responsible for the cost of such compliance, provided however, that the cost of complying with any future Laws and Requirements may be included in Operating Expenses, unless and to the extent expressly excluded from Operating Expenses pursuant to attached Exhibit "E".

          Tenant and its agents shall have the right, at Tenant's own risk, expense and responsibility, at all reasonable times prior to the Commencement Date, to enter the Premises for the purpose of taking measurements and installing its furnishings, trade fixtures, and equipment and for any other proper purpose (including, following substantial completion, occupancy); provided that Tenant coordinates such access with Landlord to insure that Tenant's access does not interfere with or delay the work to be performed by Landlord and Tenant uses contractors and workers compatible with the contractors and workers engaged by Landlord. In connection with all access by Tenant or its contractors prior to the Commencement Date, Tenant shall abide by the terms and conditions of this lease including carrying the insurance specified by the lease, as if the term of this lease had already commenced, except that Tenant shall have no obligation to pay the Minimum Annual Rent or Annual Operating Expenses until the Commencement Date. Tenant shall, however, pay the charges for all utilities furnished to the

          Premises during Tenant's early-access period, as reasonably estimated by Landlord. Tenant has examined and knows the condition of the Property, the zoning, streets, sidewalks, parking areas, curbs and access ways adjoining it, visible easements, any surface conditions and the present uses, and Tenant accepts them in the condition in which they now are, without relying on any representation, covenant or warranty by Landlord, except as to the work to be performed by Landlord pursuant to subsection (a) above. Tenant's occupancy of the Premises shall constitute Tenant's acceptance of such work by Landlord.

30.   Signs.    The following is hereby added to the end of Section 8 of the lease: "Provided Tenant obtains a sign permit from the City of Plymouth, Tenant will have the right to install, at its expense, one building-mounted tenant identification sign on the Building. Tenant may, at its sole cost and expense, install its name and logo on the monument sign at the entrance to the Project on Nathan Lane. The size, design, materials and location of Tenant's signs will be subject to Landlord's prior written approval. All signage must comply with all applicable governmental laws, zoning codes, rules, and regulations. Landlord will apply Landlord's sign standards consistently to all tenants of the Building."

31.   Extension Option.    Provided that there then exists no event of default by Tenant under this Lease beyond any applicable notice and cure period, Tenant shall have the right and option to extend the Term of this Lease for two (2) additional extension terms of three (3) years each. Each option must be exercised, if at all, by giving Landlord prior written notice, no earlier than twelve (12) months and no later than (9) months in advance of the expiration date of the then current lease Term, of Tenant's election to extend the lease Term; it being agreed that time is of the essence. Each extension Term shall be under the same terms and conditions as provided in the Lease except as follows:

        (a)   there shall be no further options to extend the term;

        (b)   Tenant shall accept the Premises in their "as is" condition, without any obligation on the part of Landlord to provide any tenant improvements or tenant improvement allowance; and

        (c)   the Minimum Annual Rent for the extension term shall be negotiated between Landlord and Tenant as follows:

          Landlord shall provide Tenant written notice of Landlord's good faith determination of the fair market Minimum Annual Rent ("Landlord's Rent Determination Notice") not more than 30 days following receipt of Tenant's notice of exercise. If Tenant disputes Landlord's determination and wishes to negotiate the Minimum Annual Rent, Tenant shall so notify Landlord ("Tenant's Objection Notice") within 15 days following Tenant's receipt of Landlord's Rent Determination Notice; Tenant's Objection Notice shall include Tenant's good faith determination of fair market Minimum Annual Rent. If Tenant fails to timely send Tenant's Objection Notice, Tenant shall be deemed to have extended this Lease on the terms set forth in Landlord's Rent Determination Notice. If Tenant timely gives Tenant's Objection Notice, Landlord and Tenant shall have until that date that is (7) months in advance of the expiration date of the them current lease Term by which to reach a written agreement regarding the Minimum Annual Rent for the applicable extension term. If Tenant and Landlord fail to reach agreement by that date, Tenant's exercise of its extension option shall be deemed rescinded, and this lease shall expire on the expiration date of the then current lease Term.

Upon the effective exercise of an extension option, at the request of either party the parties hereto will enter into an appropriate amendment to the Lease incorporating the terms of the Lease extension.

32.   Right of First Offer.    The term "Offer Space" herein means any space that becomes available in the Building. In the event any Offer Space is available for lease at any time during the Term of this Lease, and the party, if any, in possession of such Offer Space does not desire to remain in possession, Landlord shall give Tenant written notice of the availability of such Offer Space and of the proposed Minimum Annual Rent for such Offer Space (which shall be the then prevailing rate for comparable space in the Building as reasonably determined by Landlord), and Tenant shall have the right, at its option, to lease such Offer Space provided (a) Tenant delivers to Landlord written notice exercising its right to lease such Offer Space within 20 business days of receipt of Landlord's notice of availability of such Offer Space, and (b) Tenant is not in default in any material respect under this Lease at the time Tenant exercises its right to lease such Offer Space and at the time Tenant is to take possession of such Offer Space. If Tenant fails to exercise timely its right to lease such Offer Space with respect to a particular notice of availability given by Landlord, Tenant will have no further right (ahead of any other person or entity) to lease such Offer Space, and this right of first offer shall terminate with respect to such Offer Space. If Tenant elects to exercise its right to lease such Offer Space, the terms, conditions and covenants applicable to such Offer Space shall be as set forth in this Lease, except that the Minimum Annual Rent regarding such space shall be at the then prevailing rate for comparable space in the Building as determined by Landlord and as stated in the offer notice, and the Offer Space shall be delivered to Tenant in an "as is" condition. The commencement date for the lease covering such space shall be the date following the exercise of such option on which such space is first made available to Tenant. If Tenant exercises its right to lease such space, Landlord and Tenant shall execute and deliver an appropriate amendment to this Lease regarding the lease of such space. The foregoing notwithstanding, Tenant shall have no right to lease any Offer Space unless at least two (2) full years remain in the Term hereof or unless Tenant has the right to extend the Term and does so in connection with its lease of the Offer Space. The rights provided Tenant in this Section shall be subject to any prior rights of any existing tenant of the Building.

Landlord's approval:
Senior Vice President, Regional Director

33.   Environmental.    The following language is hereby added to the end of Section 4(c):

          Landlord has provided Tenant, and Tenant acknowledges receipt of, the following environmental assessment regarding the Property:

          Environmental Site Assessment—Phase I, prepared by B.A. Liesch Associates, Inc., dated June 12, 1996.

          Landlord represents to Tenant that the foregoing is a complete list of all studies and reports in Landlord's possession or under Landlord's control with respect to Hazardous Substances or Restricted Activities on or about the Property. Landlord has received no notice from any governmental authority regarding any inquiry, investigation or proceeding regarding Hazardous Substances or Restricted Activities on or about the Property. Except as set forth in the environmental assessment listed above, Landlord represents that Landlord does not know (meaning, Landlord has no current actual conscious knowledge) of any Hazardous Substances which are or have been located in or stored (except in full compliance with all applicable laws and regulations), or disposed on or released or discharged from (including groundwater contamination) the Building or the Property.

34.   Termination.    Tenant may, at its option, terminate this Lease, effective as of the last day of the month in which the fifth anniversary of the Commencement Date occurs, by giving Landlord not less than twelve (12) months prior written notice of termination, provided, however, Tenant shall not be in default of any material term or condition of this Lease nor shall any event have occurred that with the giving of notice and/or the passage of time would constitute such a default; Tenant shall pay to Landlord a termination fee ("Termination Fee") equal to the sum of (a) $125,000 plus (b) the unamortized cost of the Tenant Allowance based on a 7-year term at an interest rate of 10% per annum, plus (c) 10/12ths of the brokerage fee paid to Tenant's representative for lease year six, plus (d) the entire brokerage fee paid to Tenant's representative for lease year seven. The Termination Fee shall be paid one-half upon exercise of the termination right and one half at least five days prior to the effective date of termination.

Tenant shall pay all Rent under the Lease and abide by all of the terms and conditions of the Lease, in all material respects, through and including such early termination date.

Landlord's approval:
Senior Vice President, Regional Director

35.   Security Deposit/Letter of Credit.

        Section 28 of the Lease is deleted and restated as follows:

          Upon execution of this Lease, Tenant shall deposit with Landlord and shall maintain at all times on deposit with Landlord and keep whole and unencumbered an irrevocable, assignable, non-documentary standby letter of credit in form, and issued by, a financial institution acceptable to Landlord in the amount of Six Hundred Thousand Dollars ($600,000.00) (subject to reduction as provided below), as security for the faithful performance by Tenant of every term and condition of this Lease, it being expressly understood and agreed that Tenant may not direct Landlord to apply said security in payment of rent for any month during the lease term. If there shall be a breach or default by Tenant in respect of any term or condition of this Lease, and such breach or default is not cured within the applicable cure period, if any, Landlord may draw upon all or any part of the letter of credit to perform the same for the account of Tenant, or for any damages, whether such damages or default accrue before or after summary proceedings or re-entry by Landlord. Landlord shall not be required so to use, apply or retain the whole or any part of said security nor shall the provisions herein contained limit the rights and remedies of Landlord under this Lease. If Tenant shall fully and faithfully comply with all of the provisions of this Lease, then, upon the termination or expiration of this Lease by lapse of time or otherwise and Tenant's surrender of the Premises in the condition required under this Lease, said security or any balance thereof remaining, shall be returned to Tenant within 30 days after such termination or expiration and surrender, as applicable. In the event of any sale, transfer or assignment of Landlord's interest under this Lease, Landlord may transfer or assign said security to the transferee, and Landlord thereupon shall be released from all liability with respect to said security. Without affecting the non-documentary status of the letter of credit and without involving the issuer of the letter of credit in any matters affecting this Lease, Landlord shall not present a draft under the letter of credit for payment unless (1) a default exists on the part of Tenant beyond any applicable notice and cure period or (2) the letter is scheduled to expire before the time specified above for the return of the security to Tenant, and at least 20 days before the expiration of the letter of credit a renewal letter of credit shall not have been delivered to Landlord. Tenant agrees to keep renewing the letter of credit until the time specified above for the return of the security to Tenant, without any need on the part of Landlord to give Tenant any notice that it is in default in supplying that renewal, any provision of this Lease as to notice of default to Tenant to the contrary notwithstanding. The employment of a letter of credit is an accommodation to Tenant and the object of this Section is to preserve Landlord's rights to deal with the security as if it were cash. Without limiting the foregoing, the issuer of the letter of credit has no interest in, or concern with, this Lease or the performance under it by either party. The issuer's sole obligation is to honor a sight draft timely drawn and presented. Provided Tenant shall not then be in default of any material term or condition of this Lease nor shall any event have occurred that with the giving of notice and/or the passage of time would constitute such a default, Tenant shall be entitled to reduce the amount of the letter of credit by the amount of $100,000 at the beginning of the third lease year, and by the amount of $100,000 at the beginning of each of the fourth, fifth, sixth and seventh lease years thereafter. In the event that Tenant has achieved positive net earnings in a fiscal year period determined in accordance with GAAP standards as evidenced by audited financial statements, Tenant may, at its option, reduce the letter of credit by 50%. In the event that Tenant (a) has achieved positive net earnings in a two consecutive fiscal years period determined in accordance with GAAP standards as evidenced by audited financial statements, and (b) has a net stockholders' equity of $15 million as evidenced by its audited balance sheet, upon Tenant's request, Landlord will return the letter of credit to Tenant within 30 days after such request.

36.   Parking.    Landlord shall provide, at no cost to Tenant, not less than 335 unreserved, undesignated parking spaces as part of the Building's common area parking facilities.

37.   Communications Equipment.    Provided that Tenant is not in default under this lease, Tenant shall have the right to install, maintain and repair a satellite dish antenna and other communications equipment (the "Antenna") on the roof of the Building under and subject to the following conditions:

  1.
  Tenant shall comply with all Laws and Requirements.

  2.
  Tenant shall obtain Landlord's prior approval of the location of the Antenna and of the specifications for the Antenna. Tenant agrees to consult with Landlord's roofing contractor prior to installation and strictly to comply with the roofing contractor's recommendations and requirements. Tenant shall pay all costs incurred by Landlord in connection with the Antenna including without limitation all architectural, engineering, contractors' and legal fees.

  3.
  Tenant shall comply with the provisions of Sections 9(b)(i) through (iv) of this lease.

  4.
  At least 3 business days prior to installation, Tenant shall notify Landlord of the date and time of the installation. Tenant shall install the Antenna only if Landlord is present with Tenant at the installation.

  5.
  Tenant shall maintain the Antenna in a safe, good and orderly condition. The installation, maintenance, repair and removal of the Antenna shall be performed at Tenant's sole expense in a manner which will not impair the integrity of, damage or adversely affect the warranty applicable to, the roof or any other portion of the Property.

  6.
  No later than the expiration or sooner termination of the Term, at Tenant's sole expense, Tenant shall remove the Antenna and repair any resulting damage.

  7.
  Tenant's indemnification of Landlord pursuant to Section 15 of this lease also applies to the Antenna and Tenant's use of any portion of the Property therefor. Without limiting the foregoing, Tenant solely shall be responsible for any damages or injury caused by or in any way relating to the Antenna, including, but not limited to, damage or injury caused by reason of the Antenna collapsing or being blown from the roof.

  8.
  The Antenna shall be for the personal use of Tenant, any assignee of Tenant's entire interest under this Lease or any subtenant of the entire Leased Premises, and Tenant shall not grant any collocation rights to, or otherwise permit any third party the right to use, the Antenna.

38.   Back-up Generator.    Tenant, at Tenant's expense, may install a back-up generator in the truck dock area of the Property. The plans and specifications for the generator, including its size, exact location and installation, shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, delayed or conditioned. The installation, use and operation of the generator shall be subject to all of the provisions of this Lease, unless clearly inapplicable. On or before the expiration or termination of this Lease, Tenant shall remove the generator in a manner that complies with all applicable Laws and Requirements, and restore the area of the Property affected by the generator to the condition existing prior to Tenant's installation. Tenant shall not be charged any rent by Landlord for the space occupied by the generator.

39.   Tenant Audit Rights.    Tenant shall be entitled at any reasonable time during regular business hours, but no more than once in each calendar year, after giving to Landlord at least ten (10) business days prior written notice, to inspect in Landlord's business office all Landlord's records necessary to satisfy itself that Annual Operating Expenses has been correctly determined and allocated to Tenant, for the calendar year immediately preceding the year during which such notice is given, and to obtain an audit thereof by an independent certified public accountant (selected by Tenant with Landlord's written consent, which shall not be withheld unreasonably) to determine the accuracy of Landlord's certification of the amount of Annual Operating Expenses charged Tenant, provided, however, that Tenant shall make all payments of Annual Operating Expenses without delay, and that Tenant's obligation to pay such Annual Operating Expenses shall not be contingent on any such right. If it is determined that Tenant's liability for Annual Operating Expenses for either such calendar year is less than ninety-five percent (95%) of that amount which Landlord previously certified to Tenant for such calendar year, Landlord shall pay to Tenant the cost of such audit (provided, however, that Landlord shall not be required to pay the cost of any audit based on a contingency fee or percentage of the amount recovered for Tenant) and regardless of such percentage Landlord shall refund promptly to Tenant the amount of the Annual Operating Expenses paid by Tenant for such calendar year which exceeds the amount for which Tenant actually is liable, as determined following such audit. If it is determined that Tenant's liability for Annual Operating Expenses for either such calendar year is more than the amount which Landlord previously certified to Tenant for such calendar year, Tenant shall promptly pay to Landlord (net of the cost to Tenant of the audit) the amount of the Annual Operating Expenses underpaid by Tenant, as determined following such audit. Except as provided above, Tenant shall bear the total cost of any inspection or audit performed by or for Tenant. Tenant shall keep, and shall cause Tenant's auditor to keep, the results of such audit or inspection confidential.

40.   Exclusions from Operating Expenses.    The provisions of Section 7 of the Lease to the contrary notwithstanding, the expenses listed on attached Exhibit "E" shall be excluded from Operating Expenses.

41.   Provisions relating to Tenant's "Clean Room".    Any provision to the contrary in Section 22 of the Lease notwithstanding, upon the expiration or termination of the Lease Tenant shall remove all specialized fixtures and equipment related to Tenant's "clean room", including the self-contained filtration and air handling equipment; Tenant shall repair any damage resulting from such removal and restore that portion of the Premises to building standard condition.

42.   Additional Revisions to Body of Lease.

        (a)    Section 4(a).    The second sentence ("Without limiting the foregoing…Building Rules (defined below))" is hereby deleted. The following sentence is hereby added at the end of Section 4(a): "Landlord shall not permit any portion of the Property to be used, directly or indirectly, for a massage parlor, adult book store or pornographic display of any nature; gas station; auto service or repair center, auto or auto parts sales; junk yard or dump; or dry cleaner."

        (b)    Section 4(b).    The words, "exterior of the Building, the grounds, parking areas" are hereby added before the word "footings" in the 9th line of Section 4(b).

        (c)    Section 7(a).    The words "itemized" are hereby added before the words, "statement of the actual amount" in the 9th line of Section 7(a). The words, "or, at Landlord's option, Landlord may credit Tenant's account for any overpayment" in the last sentence of Section 7(a) are hereby deleted. The words, ",and Landlord's obligation to refund overpayments of," are hereby added after the words, "Tenant's obligation to pay" at the beginning of the last sentence in Section 7(a).

        (d)    Section 7(b).    The following sentences are added to Section 7(b): "If Tenant has reasonable basis to believe that Landlord ought to contest any Imposition, Landlord shall, upon Tenant's request, consult with Tenant regarding the advisability of a contest. If Landlord agrees, in its reasonable discretion, that the Imposition can and ought to be contested, Landlord will contest the same. The cost of any action to contest Impositions shall be includable in Operating Expenses."

        (e)    Section 7(c)(i).    Upon Tenant's request, Landlord will provide Tenant with certificates or other reasonable evidence of the insurance required to be carried by Landlord under this Section,

        (f)    Section 7(d)(iii).    Tenant's share of the "management and administrative fee" referenced in clause (C) at the end of Section 7(d)(iii) shall not exceed 4% of the Minimum Annual Rent and Annual Operating Expenses payable by Tenant under this Lease.

        (g)    Section 7(d)(iv).    The words, "Notwithstanding anything herein to the contrary" at the beginning of Section 7(d)(iv) are hereby deleted, and replaced with the words, "Except as expressly provided in this Lease to the contrary, and except for ordinary wear and tear,". The word, "particular" is hereby added before the word, "use" in the 2nd and 5th lines of Section 7(d)(iv).

        (h)    Section 7(e).    The following language is hereby added to the end of Section 7(e): "Notwithstanding the foregoing, if any interruption in utility service is the result of Landlord's negligence or willful misconduct, and such interruption prevents Tenant from conducting its business in and from the Premises for a period of more than five consecutive business days, then all Rent hereunder shall abate from the date of such interruption until such utility service is restored. Moreover, to the extent any loss of rents hereunder resulting from an interruption in utility service would be reimbursed to Landlord under Landlord's rent loss insurance, Tenant's rent shall be abated to the extent, and only to the extent, Landlord actually receives rent loss insurance proceeds with respect thereto."

        (i)    Section 9(b).    The words, "which consent shall not be unreasonably withheld, conditioned or delayed" are hereby added after "Landlord's prior written consent" in the 2nd line of Section 9(b). The words, "At Tenant's request" at the beginning of the last sentence in Section 9(b) are hereby deleted.

        (j)    Section 10.    "5 days" in line 4 is hereby changed to "15 days".

        (k)    Section 11.    The words, "reasonable notice" in line 2 of Section 11 are hereby changed to "24 hours' advance notice".

        (l)    Section 12(a).    "10 days" in line 7 of Section 12(a) are hereby changed to "15 days".

        (m)    Section 12(b).    The word, "reasonably" is hereby added before "determined by the carrier" in line 3 of Section 12(b). Landlord shall pay for the rental coverage insurance described in this Section, and may include the cost thereof in Operating Expenses.

        (n)    Section 15.    The words, "or intentional misconduct" are hereby added after "negligence" in line 5 of Section 15.

        (o)    Section 16.    The words, "and such waiver by Tenant shall not be effective with respect to any liability of Landlord described in Section 33 above (entitled "Environmental")" are hereby added to the last sentence of Section 16.

        (p)    Section 18(a).    The words, "conditioned or delayed" are hereby added after "withheld in line 2 of Section 18(a). The words, "Which is at least as creditworthy as Tenant as of the date of this lease" in line 3 are hereby deleted. The words, "change in ownership or control of Tenant" in the last sentence of Section 18(a) are hereby deleted.

        (q)    Section 19(a).    The first sentence of Section 19(a) is amended and restated as follows: "This lease shall be subordinate to any first mortgage or other primary encumbrance now or hereafter affecting the Premises, provided, however, that Tenant's right of possession of the Premises shall not be disturbed by the mortgagee so long as Tenant is not in default under this lease beyond any applicable notice and cure period."

        (r)    Section 20.    Section 20 notwithstanding, at the request of either party, the parties agree to enter into and record a memorandum of lease in a mutually acceptable form. The requesting party shall bear the cost of recording the memorandum. "10 days" in the second line of Section 20 is hereby changed to "20 days".

        (s)    Section 21(c).    The words, "double the amount" in line 4 of Section 21(c) are hereby changed to "150% of the amount".

        (t)    Section 23.    Section 23(a)(iii) [abandonment] notwithstanding, mere vacation of the Premises by Tenant shall not constitute an event of default provided Tenant continues to pay Rent and perform its other obligations under this Lease. The words, "greater of $100 or 5%" in Section 23(b)(i) are hereby changed to "lesser of $500 or 5%".

        (s)    Section 25.    The words, "except for obligations already accrued" in line 4 of Section 25 are hereby changed to read, "except for obligations accrued during the period such person or entity held title to the Premises".

        (u)    Section 26.    Section 26(h) (entitled "Proportionate Share") is hereby deleted.

Landlord and Tenant have executed this Rider (consisting of Sections 29 through 42) as of the last date indicated below.

Landlord:
Date signed:	5/3	, 2002	LIBERTY PROPERTY LIMITED PARTNERSHIP
			By:	Liberty Property Trust Sole General Partner
				By:	/s/ ROBERT L. KIEL Robert L. Kiel Senior Vice President Regional Director

Regional Manager

X	Leasing Representative

Property Manager

Tenant:
Date signed:	4/24	, 2002	ev3 INC.
			By:	/s/ JERRY JOHNSON
				Its:	C.F.O. Jerry Johnson

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  Exhibit 10.1
LEASE AGREEMENT (Multi-Tenant Industrial)
RIDER